Exhibit 99.1

_______________

c/o WildStar Partners LLC
110 E. Atlantic Ave
Suite 200
Delray Beach FL
33444
July 10, 2023

Constellation Brands, Inc.
207 High Point Drive, Bldg. 100
Victor, NY 14564
Attn: James O. Bourdeau, Executive Vice President and Chief Legal Officer

Re: Waiver of Right to Non-Voting Board Committee Role

Dear Jim,

Reference is made to the Reclassification Agreement, dated as of June 30, 2022, by and among Constellation Brands, Inc. (the “Company”) and the persons named therein (the “Reclassification Agreement”). Capitalized terms used and not defined in this letter have the meanings ascribed thereto in the Reclassification Agreement.

WildStar hereby irrevocably waives, effective as of the date above, all of WildStar’s rights pursuant to Section 5.8(A)(viii) of the Reclassification Agreement to have a Sands Family Nominee serve as a non-voting member of any committee of the Board (the “Waiver”).

Upon entering into this Waiver, Robert Sands shall immediately cease serving as a non-voting member on each of the Human Resources Committee and the Corporate Governance, Nominating and Responsibility Committee of the Board, and the Company shall have no further obligations under Section 5.8(A)(viii) of the Reclassification Agreement, including under Section 8.4(B) of the Reclassification Agreement as such Section 8.4(B) pertains to Section 5.8(A)(viii) of the Reclassification Agreement.

In furtherance of the Waiver, Robert Sands hereby resigns from his role as a non-voting member of all Board committees on which he is serving in such capacity.

Sincerely,
WILDSTAR PARTNERS LLC	ROBERT SANDS
/s/ Thomas M. Farace	/s/ Robert Sands
Thomas M. Farace	Robert Sands
Chief Executive Officer

cc:	Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn: Eric L. Schiele, David M. Klein, Carlo Zenkner